UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  July 22, 2014

SLM Technologies, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54993	46-3015972
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

2802 N Howard Ave. Tampa FL 33607
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(727) 492-7508              (727) 492-7508 FREE
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On July 22, 2014, SLM Technologies, Inc. (the "Company"), entered into three agreements relating to the development of the business of the Company.

Letter of Intent

First, the Company executed a letter of intent agreement (the “Agreement”) with Innovative Software Technologies, Inc. (“INNO”), a Delaware corporation.  Pursuant to the Agreement, the Company intends to acquire all of the issued and outstanding capital stock (the “Shares”) or all of the operating assets and intellectual property rights (the “Assets”) of INtech Ventures, Inc., a Florida corporation and wholly owned subsidiary of INNO (“INtech”).  The intended acquisition of the Assets or the Shares (“Acquisition”) will be subject to the terms and conditions described in the Agreement and the terms contained in a written definitive purchase agreement (the “Definitive Purchase Agreement”) and related agreements.  Pursuant to the Agreement, the parties agreed that the anticipated consideration to be paid for the Assets or the Shares will be a combination of the shares of the Company’s restricted common stock, and a convertible promissory note.  The Company anticipates granting piggy-back registration rights to INNO for the shares of the Company’s common stock issued to INNO.

INNO will work to complete an audit (the “Audit”) of INTech within 45 days of the effective date of the Agreement.  After the completion of the Audit, the parties will work together to conclude an appropriate due diligence review for the Acquisition, and the parties agreed to negotiate in good faith the terms and conditions of the Definitive Purchase Agreement based on the results of the Audit and a mutually acceptable fair valuation of the Shares and Assets of INtech.

License Agreement

In addition, on July 22, 2014, the Company entered into an exclusive license agreement with INtech (the “License Agreement”).

Pursuant to the License Agreement, INtech granted to the Company and its affiliates, subject to the terms and conditions of the License Agreement, an exclusive transferrable worldwide perpetual license of INtech’s Optinsmart dashboard currently including email, text messaging, social media marketing, reputation management, back office systems to include CRM, billing and white label account management, including all Releases, Enhancements, Versions (all as defined in the License Agreement), and patches thereto (collectively, the “Licensed Technology”).  The Company has the right to make, use, import, lease, and sell the software code and programs comprising the Licensed Technology for the term of the Agreement, which runs from the effective date through that date which is the later of the execution of the Definitive Purchase Agreement (discussed above) and one year from the execution of the License Agreement.

Pursuant to the License Agreement, the Company agreed to pay to INtech certain royalty payments based on the Company’s net sales of the software code and programs comprising the Licensed Technology (less accessories or other components or products used in combination with the licensed products), for the period commencing on the effective date and ending on upon the earlier to occur of the termination or expiration of the License Agreement or the acquisition of the licensed products by the Company from INtech in a negotiated transaction.

Revolving Line of Credit Agreement

The Company also entered into a Revolving Line of Credit Agreement (the “Credit Agreement”) with INtech.  Pursuant to the Credit Agreement, the Company agreed to lend to INtech up to $200,000 (the “Commitment Amount”) as a revolving line of credit.  In other words, INtech may re-borrow any amounts repaid up to the Commitment Amount, assuming compliance with the terms and conditions of the Credit Agreement.  The amounts loaned bear interest at a rate of 5%.  The Company is committed to lend funds to INtech during the period (the “Availability Period”) starting on the date of the Agreement and ending on July 22, 2015.  All funds loaned under the Credit Agreement must be repaid no later than July 22, 2016.  INtech may prepay any amounts borrowed with no penalty.

The foregoing summaries of the terms and conditions of the Letter of Intent Agreement, the License Agreement, and the Line of Credit Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Letter of Intent Agreement, the License Agreement, and the Line of Credit Agreement, which are included as exhibits hereto.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Letter of Intent, dated July 22, 2014
99.2	Licensing Agreement, dated July 22, 2014
99.3	Line of Credit Agreement, dated July 22, 2014

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By:  /s/ Paul F. Mazzapica Sr.
Name:  Paul F. Mazzapica Sr

Title: President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors

Dated: July 22, 2014